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                                                   EXHIBIT 5





                                   November 16, 1995



Unit Corporation
1000 Kensington Tower I
7130 South Lewis
Tulsa, Oklahoma 74103

Gentlemen:

     The undersigned is general counsel to Unit Corporation, a Delaware Corporation (the "Company") and as such has assisted the Company in connection with the preparation of a registration statement on Form S-8, to be filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares of the Common Stock, $.20 par value per share, of the Company (the "Shares") which have been reserved for issuance to certain persons upon the exercise of options to be granted pursuant to the Company's Amended and Restated Stock Option Plan (the "Plan").

     I have examined the Company's Restated Certificate of Incorporation and Bylaws, the Plan and related agreements, and records of corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Shares. Based on the foregoing and in reliance thereon, it is my opinion that the Shares, when issued pursuant to options granted and exercised in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,




                                        \s\  Mark E. Schell
                                   ------------------------------
                                        Mark E. Schell
                                        General Counsel
                                        Unit Corporation